Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS RECEIVES EXTENSION FROM NASDAQ
Santa Clara, California—December 18, 2006— Foundry Networks, Inc. (Nasdaq: FDRY), today announced that on December 12, 2006 it received a letter from The NASDAQ Stock Market, stating that the Nasdaq Listing Qualifications Panel has determined to grant the Company’s request for continued listing on The Nasdaq Stock Market, subject to the conditions that it provide the Nasdaq Hearings Department with further information concerning the results of the Company’s investigation into its historic option grant practices by December 29, 2006; and become current in its delinquent periodic reports, and file any required restatements, by February 12, 2007.
     Foundry expects to be ready to make the required filings and become current by February 12, 2007. However, Foundry will need to obtain concurrence by its auditors, the timing of which is outside our control. Therefore, while we will be endeavoring to become current by February 12, 2007, there can be no assurance that we will be able to meet these conditions. During this extension, Foundry’s shares will remain listed on The Nasdaq Global Select Market.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Forward-Looking Statements
This press release contains forward-looking statements, as defined under federal securities laws. These forward-looking statements include the statements regarding the Company’s expectations as to continued listing of its common stock on The Nasdaq Global Select Market and the timing of the filing of its Quarterly Reports on Form 10-Q and announcement of its financial results. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the Company failing to meet the conditions for continued listing set forth in Nasdaq’s letter granting the extension including the failure to provide sufficient information to the Listing Qualifications Panel on the results of its investigation into its historic stock option grant practices and/or failure to timely file its delinquent periodic reports and any required restatement; (ii) the possibility that, even with this extension, the Company might, for some as yet unknown reason not be able to comply with the Nasdaq listing requirements and may, at the end of the extension period, be delisted; and (iii) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.